EXHIBIT 99.1

Measuring Life One Genome at a Time

454 Life Sciences Contact:	CuraGen Contact:
Richard F. Begley, Ph.D.	Fred Aslan, M.D.
info@454.com	faslan@curagen.com
(877) 890-GNOM	(888) GENOMICS

FOR IMMEDIATE RELEASE

454 Life Sciences Receives $2.4 million NIH Grant for Next Generation

Whole Genome Picoliter-Scale Sequencing Technology

- Validates 454 Life Sciences as Leader in Whole Genome Sequencing Technology-

BRANFORD, Conn. – May 19, 2004 – 454 Life Sciences, a majority-owned subsidiary of CuraGen Corporation (Nasdaq: CRGN), today announced that the Company has received a two-year, $2.4 million grant from the National Human Genome Research Institute (NHGRI), one of the National Institutes of Health (NIH). The grant will help fund the scale up of 454 Life Sciences’ technology toward sequencing of larger genomes, such as fungi, as an important step towards the goal of developing measurement systems that routinely and cost-effectively sequence an individual’s personal human genome on a newly developed proprietary PicoTiter™ plate the size of a credit card.

“We are grateful to have support from the NHGRI and NIH. This grant validates our position as a leader in developing whole genome sequencing technologies and instrumentations,” stated Richard F. Begley, Ph.D., President and CEO of 454 Life Sciences. “We have been able to use the new method we developed to routinely sequence whole bacterial genomes and have started the commercialization of our instruments and services for whole genome sequencing of emerging pathogens. This grant will allow us to further extend our lead in the race to make the sequencing of personal human genomes routine.”

The grant, titled “Massively Parallel High Throughput, Low Cost Sequencing”, will support the scale-up of 454 Life Sciences’ technology by: further reducing the size of the sub-nanoliter wells and achieving over 2 million wells on a 2.5 square inch next generation PicoTiter™ plate; significantly reducing the cost per base; and applying systems improvements to sequence a whole fungal genome and large sections of a human genome. Similar to the evolution of the semiconductor industry, the research supported by this grant is focused on continuing to improve the density of the number of reactions we can perform in parallel while simultaneously reducing costs. Currently up to 4 sequencing reactions are performed in the area covered by the tip of a human hair.

Through miniaturization of the sequencing reaction, speed of light based sequencing chemistries, and state of the art image processing and informatics, 454 Life Sciences is currently able to sequence whole genomes up to 100 times faster than currently available systems. The Company’s technology is the first solid-phase sequencing technology designed to scale from viral to bacterial and ultimately to human genomes. The Company’s technology enables one individual to not only prepare, but also sequence a genome after performing only one sample preparation, irrespective of the size of the genome being investigated. This approach is in stark contrast to standard sequencing methods that are significantly more expensive and laborious. For example, to sequence the first human genome, the effort required approximately 60 million sample preparations, 12 years, and $2.7 billion dollars.

About a Picoliter

Smaller than the prefix nano which denotes a billionth of a part, a picoliter is a sub-nanoliter measure denoting a trillionth of a liter, or 10 to the negative 12th power of a liter represented numerically as 0.000000000001 liter. Nanoliters and picoliters are typically used in microfluidics, an emerging branch of nanotechnology dealing with extremely low volumes of liquids. Microfluidics can now accomplish in square centimeters and for orders of magnitude less cost what used to take hundreds of square feet of traditional laboratory space.

About National Human Genome Research Institute (NHGRI)

NHGRI is one of the 27 institutes and centers at the National Institutes of Health. Its primary mission is to foster research into the structure, function, and role of the human genome. The Institute supports research that will accelerate genome research and its application to human health. Additional information is available at http://www.nhgri.nih.gov.

About 454 Life Sciences

454 Life Sciences is developing novel instrumentation and sub-nanoliter technologies for rapidly and comprehensively determining the nucleotide sequence — “whole genome sequencing” — of entire viral, bacterial, and human genomes. In 2003, 454 Life Sciences sequenced the adenovirus genome in less than one day and submitted the completed sequence to GenBank®, becoming the first to develop a new method and to successfully complete a whole genome sequence since Walter Gilbert and Frederick Sanger won the Nobel Prize in 1980 for the invention of DNA sequencing. The Company’s proprietary technology is expected to have widespread applications in drug discovery and development, disease diagnosis, animal health, biodefense, agriculture, and industrial processes. 454 Life Sciences is a majority owned subsidiary of CuraGen Corporation. Additional information is available at http://www.454.com.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammation, obesity and diabetes, and central nervous system disorders. CuraGen’s therapeutics are based on internally discovered genes from the human genome that are believed to play a role in important mechanisms underlying disease, including cell proliferation, anti-angiogenesis and peripheral metabolism. CuraGen has established broad development alliances with Abgenix and Bayer, and its experienced preclinical and clinical teams are rapidly advancing the Company’s pipeline of products for unmet medical needs. CuraGen’s expertise in systems biology, genomics and bioinformatics is now being used to prioritize therapeutic candidates with the highest chance of reaching the market and to help predict efficacy and safety in clinical trials. CuraGen’s technology and expertise has been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

This press release may contain forward-looking statements including statements about (i) our ability to scale up 454’s technology toward sequencing of larger genomes; (ii) our goal of developing measurement systems to routinely and cost-effectively sequence an individual’s personal human genome on a newly developed proprietary sequencing PicoTiter™ plate the size of a credit card; (iii) our ability to commercialize our instruments and services for whole genome sequencing of emerging pathogens; (iv) our plan to further extend our lead in the race to make the sequencing of personal human genomes routine; (v) the grant’s ability support the scale up of 454’s technology by further reducing the size of the sub-nanoliter wells and achieving over 2 million wells on a 2.5 square inch next generation sequencing PicoTiter™ plate, significantly reducing the cost per base, and applying systems improvements to sequence a whole fungal genome and large sections of a human genome; (vi) our ability to continue to improve the density of the number of reactions we can perform in parallel, while simultaneously reducing costs; and (vii) our expectation that 454’s proprietary technology will have widespread applications in drug discovery and development, disease diagnosis, animal health, biodefense, agriculture and industrial processes. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. 454 and CuraGen caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the early stage of development of 454’s products and technologies, CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, 454’s and CuraGen’s history of incurring losses and the uncertainty of achieving profitability, CuraGen’s reliance on research collaborations and strategic alliances, competition, patent infringement claims against 454’s and CuraGen’s products, processes and technologies, the ability to protect 454’s and CuraGen’s patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to CuraGen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for a description of these risks. 454 and CuraGen disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law